AGENCY/CLIENT  AGREEMENT

                                  YP.Net, Inc.
                       4840 East Jasmine Street, Suite 105
                                 Mesa, AZ 85205


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AGENCY/CLIENT  AGREEMENT

This will confirm that your company has retained The Corsi Agency, Inc. (hereafter referred to as "Agency) as your exclusive agency to provide the services listed below under "C" for YP.Net, Inc., an Arizona Corporation, doing business as YP.Net (hereafter referred to as "Client").

Effective:  November  1,  2000

A.     PROPRIETARY  RIGHTS
       -------------------

All  ideas  strategies  concepts,  renderings,  o

                 other similar property developed by, arising out of, or as a result of our relationship, once paid for by Client, shall be the sole property of Client.

B.     CONFIDENTIALITY
       ---------------

     11 disclosure by Client to Agency, and all information obtained by Agency pursuant to or by reason of our relationship, and all correspondence pertaining thereto shall be confidential. Such information shall not be used by Agency or disclosed to others without prior written consent of Client.

C.     PERFORMANCE
       -----------

This  project  will  be  undertaken  in  two  phases:

During Phase 1, during the time period of November 1 -January 31, 2000, the Agency shall develop and execute a sound investor relations program on behalf of the Client. During that period the Agency shall prepare press releases for the Client with information supplied by the Client for submittal to the news wires. Agency will meet with and advise Client on the proper way of 11 getting the news out" about the company and it's affairs and will assist and devise an investor relations and analysts plan that can be implemented in Phase 2The Agency may also provide counsel in the areas of financial communications and corporate imaging.

During Phase 2, starting February 1, 2001, and continuing for a period of one year, the Agency shall provide counsel in the area of investor relations, as well as in the areas of public relations, media relations, community relations, consumer relations, industry relations, analyst relations, and event planning and implementation. The Agency may also provide counsel in the areas of financial communications and corporate imaging.

Corsi/YP.Net  Agency  Agreement
10/26/00


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D.     RETAINER  FEE
       -------------

During Phase 1, a monthly retainer fee of $9,500.00, for the services described above, will be due on the first day of each month of service.

During Phase 2, the investor relations retainer fee of $9500.00 will continue; additional Public Relations retainer fees will be negotiated prior to the start of Phase 2, February 1, 2001.

During Phase 1 and at all times thereafter Agency shall provide to Client a monthly reconciliation of the time spent on Client's project(s) as billed against the retainer. This will assist both parties in the negotiation of the fees and retainer for Phase 2 and any subsequent retainers for other projects.

In addition to retainer(s), Agency to bill client monthly for clipping service (estimated to be $265.00) plus an additional amount for each clip page (estimated to be $1.45 each) clipped by the service. Agency will provide client with copies of the clips as they are received and a summary of the clips received will be included with the client report.

Fees and clipping service fee to be invoiced on the first of the month and are due and payable on the first of the following month. Payment must be received by agency for work to continue. Payment of the first two retainers (November and December) must be received before work is started.

E.     PROJECTS
       --------

Projects involving Crisis Communications or Crisis Management are billed at the hourly rates (see appendix), if the hours covered Linder the retainer have been exhausted. These charges are billed monthly as incurred.

Projects beyond the scope of those covered by the monthly retainers described above are estimated and billed separately by Agency. These projects require approval by Client prior to time being incurred. These projects would include extraordinary activities such as attendance at, and travel to and from: press conferences, trade shows, analysts tours and media tours. These projects would also include media kits, launches, events, promotions, press conferences and other such projects or events. Projects require a 50% payment prior to commencement of the assignment. The balance of the approved project cost will be billed upon completion.

F.     MISCELLANEOUS  EXPENSES
       -----------------------

Client authorizes Agency to act as its agent in purchasing the materials and services required to perform agreed-upon projects and services on its behalf.

Corsi/YP.Net  Agency  Agreement
10/26/00


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No  miscellaneous  out-of-pocket  expenses  over  $200  shall be incurred by the
Agency without Client approval. All such expenses are billed to the Client at net cost. Items included in this category are messengers, air express, freight, postage, telephone/fax charges, travel on the Client's behalf, etc.

G.     ESTIMATES
       ---------

Client to be furnished with a written estimate of costs before work commences on any phase of a project or job failing outside the scope of retainer services. Client will be asked to sign and return a copy of this work estimate, along with a 50% payment, in advance, thereby authorizing Agency to commence work.

Estimates reflect the Drobable costs based on information Drovided to Agency at such time. Costs may increase or decrease due to Client changes, specification changes, or other items beyond the Agency's control. Client will be notified of all cost increases above $200 before work is processed by phone or in writing, if time permits to extend purchase order.

H.     PAYMENT
       -------

Client hereby agrees to pay retainer invoices submitted by Agency within fifteen
(15)  days  and  to pay all other invoices submitted by the Agency within thirty
(30) days. All applicable sales and/or use taxes will be billed to Client for each project. Estimates of projects do not include taxes.

Invoices not paid within thirty (30) days will incur interest charges at the rate of 1.5% interest per month until paid.

Accounts unpaid at 60 days shall be placed on credit hold and work in progress terminated until such time as the account becomes current.

I.     TERMS  AND  CANCELLATIONS
       -------------------------

1. The terms of this agreement are subject to review at any time. This agreement is cancelable by Client or Agency. Effective date of cancellation shall be thirty (30) days after receipt of written notice.

2. During this thirty (30) day period, all terms and conditions stated herein remain in effect. At the time of notification, all work in progress will be reviewed and completion details determined. All costs to Agency incurred on Client's behalf will be billed to Client, whether or not projects are completed. Attorney and/or collection fees will be charged in addition to balance due if collection proceedings become necessary to secure moneys due to Agency.

3. This agreement shall be governed and construed in accordance with the Laws of the State of California.

Corsi/YP.Net  Agency  Agreement  10/26/00


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4.  Agency  agrees  that  Client  shall have the right to approve of any and all advertising or public relations materials before they are published or disseminated by Agency. In the event that Client makes any correction or change in copy or other materials submitted to it by Agency, Agency shall have the right to approve said changes prior to publication or dissemination.

5. Client agrees to defend, indemnify and hold harmless Agency of and from any and all claims, fines, losses, damages, costs, expenses, payments, judgments or settlements, (including reasonable attorney's fees and costs of court) arising out of the services performed by Agency for Client under this agreement, the contents of or use, publication or dissemination of a news release, advertisement, commercial or any other communication or the use of any product or service advertised or publicized therein or thereby. Provided, however, that the obligation to defend, indemnify or hold harmless herein shall not include any negligent or wrongful act by Agency or the contents use, publication, or dissemination of any documentation or information by Agency which is not previously approved in writing by Client.

Please sign and return to Agency the original of this letter and retain one copy for your files.

Respectfully,
The  Corsi  Agency

By:



AGREED  TO  AND  ACCEPTED:

By:

Name

Corsi/YP.Net  Agency  Agreement  10/26/00

Title

DATE:

DATE:



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APPENDIX

                                The Corsi Agency
                                  Service Fees

Agency  Principal/Director  of  Public  Relations
Account  Supervisor
Senior  Account  Executive
Account  Executive
Account  Assistant
Account  Coordinator

Corsi/YP.Net  Agency  Agreement  10/26/00

$275/hour
$175/hour
$175/hour
$150/hour
$135/hour
$85/hour


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